Exhibit 5.1

September 6, 2012

Smith Electric Vehicles Corp.

12200 N.W. Ambassador Drive

Suite 326

Kansas City, Missouri 64163

Ladies & Gentlemen:

We have acted as counsel to Smith Electric Vehicles Corp., a Delaware corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933 (the “Act”) of up to 5,117,500 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), including the associated Series A junior participating preferred stock purchase rights (the “Rights”), pursuant to the registration statement on Form S-1 (File No. 333-177876) filed with the Securities and Exchange Commission on November 10, 2011 (such registration statement, as amended to the date hereof, is herein referred to as the “Registration Statement”).  The Rights are to be issued under the Rights Plan, dated as of August 31, 2012 (the “Rights Plan”), between the Company and Broadridge Corporate Issuer Solutions, Inc., as Rights Agent.  Up to 4,555,554 of the Shares are being offered by the Company and up to 561,946 of the Shares are being offered by certain stockholders of the Company (the “Selling Stockholders”).  The term “Shares” shall include any additional shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), registered by the Company pursuant to Rule 462(b) under the Act in connection with the offering contemplated by the Registration Statement.

We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.  We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

We have assumed that the Rights Agent has duly authorized, executed and delivered the Rights Plan. We have further assumed that the members of the Board of Directors of the Company have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Plan.

We have assumed further that the certificates for the Shares being offered by the Selling Stockholders conform to the specimen reviewed by us and have been duly countersigned by a proper officer of the Company and duly registered by the registrar of the Common Stock.

We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible.

Based upon the foregoing, we are of the opinion that (i) the Shares being offered by the Company and the associated Rights have been duly authorized and, when the Registration Statement has become effective under the Act and the terms of the issuance and sale of the Shares have been duly approved by action of the Pricing Committee of the Board of Directors of the Company, such Shares and the associated Rights, when duly issued and sold as contemplated in the Registration Statement, will be validly issued, and such Shares will be fully paid and non-assessable; (ii) the up to 23,530 Shares to be sold by the Selling Stockholders (the “Option Shares”), have been duly authorized and, when issued and delivered in accordance with the provisions of the stock option agreements between the Company and such Selling Stockholders pursuant to which the underlying stock options were granted, will be validly issued, fully paid and nonassessable; and (iii) the Shares being offered by the Selling Stockholders, other than the Option Shares, have been duly authorized and are validly issued, fully paid and non-assessable.

Our opinion above with respect to the due authorization and valid issuance of the Rights does not address the determination a court of competent jurisdiction may make regarding whether the Board of Directors of the Company would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time.  Further, such opinion addresses the Rights and the Rights Plan in their entirety and not any particular provision of the Rights or the Rights Plan, it being understood that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating such rights in their entirety.

We are members of the bar of the District of Columbia.  We do not express any opinion herein on any laws other than the Delaware General Corporation Law and applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Covington & Burling LLP